Exhibit E



                                  PRESS RELEASE

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                           COMPUTER MARKETPLACE, INC.
                              1171 Railroad Street
                                Corona, CA 91720

                                  PRESS RELEASE
                                                           For Immediate Release
Contact Person:            Brian Burns
                           Gateway Advisors, Inc.
                           (408) 280-0800, Ext. 321

OTC BB Symbol:             MKPL

COMPUTER MARKETPLACE ACQUIRES E-TAXI AND TECHSTORE

         Corona, Calif. (OTC BB: MKPL) April 26, 1999 --- Computer Marketplace, Inc., a seller of new and used medical equipment through its Medical Marketplace subsidiary, announced today that it has completed its acquisition of E-Taxi, Inc., a company developing a vertical portal for small office, home office
(SOHO) businesses. In addition, E-Taxi concurrently completed its acquisition of TechStore, LLC, an online reseller of computer hardware and software and certain consumer electronics products.

E-Taxi, Inc. Acquisition

         On April 23, 1999, Marketplace completed its acquisition of E-Taxi, resulting in E-Taxi becoming a wholly owned subsidiary of Marketplace. Immediately prior to its acquisition, E-Taxi completed a private placement to fund its working capital needs.

         E-Taxi has developed a strategic plan to launch an Internet portal. E-Taxi's business strategy recognizes that traditional horizontal portals, such as AOL (NYSE: AOL), Yahoo (NASDAQ: YHOO), and MSN (NASDAQ: MSFT), have not effectively addressed the unique needs of a large segment of the business community. In response, E-Taxi has developed a plan to launch an Internet web site community, which is commonly referred to as a vertical portal, dedicated to the 43.5 million-member SOHO market in the United States. The Company intends to develop a large affinity group from this highly fragmented market by providing this group content (product, services, and information) to improve their businesses. To execute this strategy, the Company intends to make acquisitions, arrange marketing alliances with organizations desiring to reach the SOHO audience, and develop proprietary content useful to SOHO businesses.

         In connection with the adoption of the E-Taxi business strategy, Marketplace intends to classify its subsidiary, Medical Marketplace, as an asset held for sale.

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Acquisition of TechStore

         On April 23, 1999, E-Taxi completed its acquisition of TechStore, resulting in TechStore becoming an indirect, wholly owned subsidiary of Marketplace. The Company believes this acquisition will accelerate its effort to aggregate SOHO useful content (information, products, and services). "Being a part of a successful launch of a SOHO community (vertical portal) should provide TechStore a visible gateway to this valuable consumer group," explained Derek Wall, President of TechStore.

         Founded in 1997, TechStore offers through its web site, http://www.techstore.com, over 40,000 name brand computer hardware and software and consumer electronics products. The techstore.com web site has distinguished itself by offering consumers a user-friendly Web site, low prices, large selection, detailed product information, real-time availability, online secure ordering, online invoice history, and online order tracking.

         TechStore was recently selected as a Charter Merchant at Amazon.com Auctions, the new shopping service from Amazon.com (NASDAQ: AMZN), the No. 1 online video, music, and book retailer. With almost 8 million customers, Amazon.com is the premier destination for techstore.com to reach qualified and experienced online shoppers and have auctions featured across millions of Amazon.com's pages. Jeff Blackburn, Director of Merchant Services at Amazon.com recognized techstore.com as having "played a key role in the development of the Amazon online auction marketplace."

         In addition, TechStore was recently selected by Entrepreneur Magazine as one of the Top 100 fastest-growing new, small businesses in America.

Appointment of Robert M. Wallace as Chairman of the Board

         In connection with the acquisition, Robert M. Wallace has been appointed Chairman of the Board of Directors of Marketplace. Since 1986, Mr. Wallace has served as President of Gateway Advisors, Inc., a provider of strategic business and financial advisory services. Mr. Wallace has served as an advisor and Board member of numerous public companies, including International Family Entertainment, Media Arts Group, Inc. and Zycon. "We are extremely pleased Mr. Wallace has agreed to serve as Chairman of the Board; the breadth of his business experience, particularly in broadcast media should allow him to make valuable contributions to the Company's Internet strategy," explained L. Wayne Kiley, Chief Executive Officer of Marketplace.

Letters of Intent to Acquire SSPS, Inc.

         E-Taxi has entered into letters of intent with all of the outstanding shareholders of SSPS, Inc ("SSPS"). The operating divisions of SSPS, which consist of TriStep, Gig2Gig.com, ITWorldnet.com, and Impact Team International, provide contingent workforce solutions, primarily to rapidly growing technology firms. E-Taxi believes that the market potential of SSPS' services could be greatly enhanced by the integration of SSPS into a portfolio of SOHO businesses. The consolidated revenues for SSPS were $39 million for the calendar year end 1998.

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         The letters of intent are subject to certain contingencies and to execution of a definitive agreement among the parties embodying the material terms. E-Taxi hopes to finalize its due diligence review, including a financial audit, and enter into a definitive agreement with the shareholders of SSPS in the near future. The letters of intent evidence the mutual intent of the parties to negotiate in good faith toward reaching a definitive agreement.

SAFE HARBOR STATEMENT

         STATEMENTS IN THIS PRESS RELEASE AND ORAL STATEMENTS THAT MAY BE MADE BY THE COMPANY OR BY OFFICERS, DIRECTORS OR EMPLOYEES OF THE COMPANY ACTING ON THE COMPANY'S BEHALF THAT ARE NOT STATEMENTS OF HISTORICAL OR CURRENT FACT CONSTITUTE "FORWARD LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER UNKNOWN FACTORS THAT COULD CAUSE THE ACTUAL RESULTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE HISTORICAL RESULTS OR FROM ANY FUTURE RESULTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. IN ADDITION TO STATEMENTS WHICH EXPLICITLY DESCRIBE SUCH RISKS AND UNCERTAINTIES, READERS ARE URGED TO CONSIDER STATEMENTS LABELED WITH THE TERMS "BELIEVES," "EXPECTS," "INTENDS," "MAY," "SHOULD," OR "ANTICIPATES" TO BE UNCERTAIN FORWARD-LOOKING STATEMENTS. THE FORWARD LOOKING STATEMENTS CONTAINED HEREIN ARE ALSO SUBJECT GENERALLY TO OTHER RISKS AND UNCERTAINTIES THAT ARE DESCRIBED FROM TIME TO TIME IN THE COMPANY'S REPORTS AND REGISTRATION STATEMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

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